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                                                                  Exhibit 3.1.9

                            SKY ALLAND RESEARCH, INC.

                    CERTIFICATE CHANGING NAME AND ADDRESS OF
                 RESIDENT AGENT AND ADDRESS OF PRINCIPAL OFFICE

         Sky Alland Research, Inc., a Maryland corporation, having its principal office in Prince George's County, Maryland, hereby certifies to the State Department of Assessments and Taxation the due adoption on October 23, 1991 of the following resolution by its Board of Directors changing the name and address of the resident agent of the Corporation and address of the principal office of the Corporation in the State of Maryland.

                         RESOLVED, that P&M Agent Corp., a Maryland corporation,
                of 36 South Charles Street, Baltimore, Maryland 21201, is designated as the Resident Agent of the Corporation; that c/o P&M Agent Corp., 36 South Charles Street, Baltimore, Maryland 21201 is designated as the principal office of the Corporation; and that such appointment and change in address shall become effective as of the date this resolution is filed for the record with the State Department of Assessments and Taxation of Maryland.

         IN WITNESS WHEREOF, Sky Alland Research, Inc. has caused this certificate to be signed in its name and on its behalf by its President and attested to by its Secretary on October 23, 1991.

ATTEST:                                          SKY ALLAND RESEARCH, INC.


/s/ Suzanne T. Brennan                           /s/ William R. Sullivan
------------------------------                   ------------------------------
Suzanne T. Brennan, Secretary                    William R. Sullivan, President



                        [STATE DEPARTMENT OF ASSESSMENTS
                                  AND TAXATION
                               APPROVED FOR RECORD
                             11/26/91 AT 1:24 p.m.]